Exhibit 99.6

Trammell Crow Company

Summarized Operating Data by Segment, as adjusted (A)

(in thousands)

			(UNAUDITED)
	For the Year		For the Three Months
	Ended December 31,		Ended December 31,
	2002	2001	2002	2001
	(B)	(B)		(B)
Global Services:
Total revenues	$658,328	$677,209	$177,042	$187,490
Operating costs and expenses	650,423	658,005	172,737	181,058
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	7,905	19,204	4,305	6,432

Minority interest, before income taxes	3,323	1,526	655	137
Income from investments in unconsolidated subsidiaries, before income taxes	1,789	1,719	177	427
Income from continuing operations	13,017	22,449	5,137	6,996
Discontinued operations, before income taxes	—	—	—	—
Income before income taxes, as adjusted	13,017	22,449	5,137	6,996
Depreciation and amortization	16,825	20,669	3,958	5,170
Interest	4,003	6,189	901	1,699
EBITDA, as adjusted (C)	$33,845	$49,307	$9,996	$13,865

Development and Investment:
Total revenues	$77,666	$102,442	$30,149	$33,158
Operating costs and expenses	75,779	92,227	24,617	27,732
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	1,887	10,215	5,532	5,426

Minority interest, before income taxes	(402)	(2,330)	659	1,744
Income from investments in unconsolidated subsidiaries, before income taxes	7,160	8,303	496	2,529
Income from continuing operations	8,645	16,188	6,687	9,699
Discontinued operations, before income taxes	4,843	—	3,532	—
Income before income taxes, as adjusted	13,488	16,188	10,219	9,699
Depreciation and amortization	1,000	3,306	231	654
Interest	9,851	9,477	2,277	1,996
EBITDA, as adjusted (C)	$24,339	$28,971	$12,727	$12,349

Total:
Total revenues	$735,994	$779,651	$207,191	$220,648
Operating costs and expenses	726,202	750,232	197,354	208,790
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	9,792	29,419	9,837	11,858

Minority interest, before income taxes	2,921	(804)	1,314	1,881
Income from investments in unconsolidated subsidiaries, before income taxes	8,949	10,022	673	2,956
Income from continuing operations	21,662	38,637	11,824	16,695
Discontinued operations, before income taxes	4,843	—	3,532	—
Income before income taxes, as adjusted	26,505	38,637	15,356	16,695
Depreciation and amortization	17,825	23,975	4,189	5,824
Interest	13,854	15,666	3,178	3,695
EBITDA, as adjusted (C)	$58,184	$78,278	$22,723	$26,214

(A) Adjusted results exclude the following:

	For the Year		For the Three Months
	Ended December 31,		Ended December 31,
	2002	2001	2002	2001
Global Services:
Writedowns due to impairment of goodwill, intangibles and investments	$—	$27,561	$—	$27,561
Minority interest related to goodwill writedown, before income tax expense	—	(2,346)	—	(2,346)
Change in fair value of interest rate swap agreement	56	3,917	21	710
Interest benefit from interest rate swap agreement	(1,763)	(496)	(370)	(496)
Restructuring charges	—	8,237	—	4,631
	$(1,707)	$36,873	$(349)	$30,060

Development and Investment:
Writedowns due to impairment of goodwill, intangibles and investments	$—	$4,407	$—	$4,407
Change in fair value of interest rate swap agreement	16	892	6	161
Interest benefit from interest rate swap agreement	(1,848)	(113)	(388)	(113)
Restructuring charges	—	2,715	—	1,894
	$(1,832)	$7,901	$(382)	$6,349

(B) Global Services segment information for 2002 and 2001 includes the Company’s e-commerce operations that were previously reported as a separate segment. Also, in the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  The reclassifications reduced Global Services segment income before income taxes, as adjusted, for the year ended December 31, 2001, and the three months ended December 31, 2001, by $1,184 and $1,127, respectively, and reduced Global Services segment EBITDA, as adjusted, for the year ended December 31, 2001, and the three months ended December 31, 2001, by $5,931 and $3,371, respectively.

(C) EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization, the 2001 writedowns due to impairment of goodwill, intangibles and investments, net of related minority interest, the 2001 restructuring charges and the 2002 and 2001 change in fair value of the Company’s interest rate swap agreement. Management believes that EBITDA, as adjusted, is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA, as adjusted, should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA, as adjusted, is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA, as adjusted, may, however, differ from similarly titled items reported by other companies.